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FIRST FINANCIAL NORTHWEST, INC.
(Name of registrant as specified in its charter)

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FFNW Letterhead

March 6, 2012

Dear Shareholders:

We are writing to you regarding the recent letter you received from Mr. Joseph Stilwell.  In that letter, and in prior communications, Mr. Stilwell accused your Board and management of being “cowards,” “fools,” “pompous,” “sneaky” and “moronic.”

We are none of those things.

Did we, like most of the world and nearly every financial institution, struggle during this terrible recession?  Yes.  Would we have been better served if we had not increased our construction lending prior to the steep decline in home values?  Of course.  Hindsight is rarely wrong.

But unlike the many banks in the Pacific Northwest that did not survive these challenges, we have met them and remain strong.  We have taken, and are continuing to take, the appropriate actions to resolve our problem loans, strengthen our Board and management, preserve our high capital levels, and return the Company to profitability.  Our results demonstrate the success of these actions, and you will be hearing more from us over the next few months regarding each of these items.

Mr. Stilwell’s actions, on the other hand, are very difficult to understand.  In late 2011, Mr. Stilwell asked for a Board seat for his lawyer Mr. Spencer L. Schneider, who would serve as his representative.  Trusting that Mr. Stilwell’s intentions were constructive, we gave his representative a Board seat, which required a significant amount of Company time and cost in helping him obtain the required regulatory approvals.  Mr. Stilwell asked that his representative have seats on the Compensation and Corporate Governance and Nominating Committees.  We gave them to him.

What happened next surprised and disappointed us.

Mr. Stilwell’s representative attended the January Board meeting by phone and the February Board meeting in person.  During the first thirty minutes of the February Board meeting he demanded that we: (i) remove the pictures of past directors from the walls of the building; (ii) serve only hard candies, and no other refreshments, at the annual meeting of shareholders; and (iii) immediately terminate the Director Emeritus Policy.  He then told the Board that he would step out of the room so the Board could discuss his demands and determine how to proceed. The Board discussed the demands and invited him to rejoin the meeting.  The Board then requested that these items be placed on the agenda for the March Board meeting (due to legal concerns regarding the termination of the Director Emeritus Policy).  Mr. Stilwell’s representative rejected this proposal and immediately resigned from the Board, having served a total of five weeks.

Mr. Stilwell has now announced that he intends to fight for the Board seat his representative has just quit.

We are continuing to work to improve your Company’s performance in the aftermath of the recession.  Mr. Stilwell’s insults and actions will not distract us from our responsibilities to our shareholders.

We appreciate your continued support and hope that if you have any questions or comments, you will not hesitate to contact me directly.

Sincerely,

/s/Victor Karpiak

Victor Karpiak

THIS COMMUNICATION MAY BE DEEMED TO BE SOLICITATION MATERIAL IN RESPECT OF THE SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF FIRST FINANCIAL NORTHWEST, INC. (THE “COMPANY”) IN CONNECTION WITH THE COMPANY’S 2012 ANNUAL MEETING OF SHAREHOLDERS (THE “ANNUAL MEETING”).  THE COMPANY AND CERTAIN OF ITS DIRECTORS, OFFICERS AND EMPLOYEES MAY BE DEEMED TO BE PARTICIPANTS IN THAT SOLICITATION.  IMPORTANT INFORMATION CONCERNING THE IDENTITY AND INTERESTS OF THESE PERSONS WILL BE CONTAINED IN THE COMPANY’S PROXY STATEMENT FOR THE ANNUAL MEETING, WHICH WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”).  THE COMPANY’S SHAREHOLDERS ARE ADVISED TO READ THE COMPANY’S PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.   THE PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, WILL, WHEN FILED, BE AVAILABLE FREE OF CHARGE AT THE SEC’S WEBSITE, AT WWW.SEC.GOV, AND AT THE COMPANY’S WEBSITE, AT WWW.FSBNW.COM, BY CLICKING “INVESTOR RELATIONS.”